Service Request# 20162601645

State of Delaware

SECRETARY OF STATE
DIVISION OF CORPORATIONS
P.O. BOX 898
DOVER, DELAWARE 19903

05-03-2016

9644295
SPO GLOBAL, INC.
4654 SR 64 E #133
BRADEWTON, FL 34208

ATTN: KIMBERLY RUDGE

DESCRIPTION		AMOUNT
921962 - SPO GLOBAL INC.		
0151 Stock Designation		
	Stock Designation Fee	$5.00
	Receiving/Indexing	$115.00
	Surcharge Assessment-Kent County	$6.00
	Page Assessment-Kent County	$45.00
	Data Entry Fee	$5.00
	Court Municipality Fee, Dover	$20.00
	Expedite Fee, 24 Hour	$100.00
	TOTAL CHARGES	$296.00
	TOTAL PAYMENTS	$305.00
	CREDITED TO ACCOUNT	$9.00
	BALANCE	$0.00

2 of 2

State of Delaware - Division of Corporations

DOCUMENT FILING SHEET - Fax# 302/739-3812

Priority 1 (One hr)	Priority 2 (Two Hr.)	Priority 3 (Same Day)	Priority 4 (24 Hour)	Priority 7 (Reg. Work)
☐	☐	☐	■	☐

SUBMITTER'S INFORMATION

Company/Firm or Individual's Name: SPO GLOBAL, INC.
Return Address: C/O Kimberly L. Rudge PA
City – State - Zip: 4654 SR 64 E #133
BRADENTON, FL. 34208
Attention:
Phone#: 941-747-5290 Fax# 866-303-8504
E-mail address: KRUDGE@TAMPABAY.RR.com
Account Number: 9644295 CMD

DO NOT WRITE IN THIS SPACE

DOCUMENT FILING REQUEST INFORMATION

Name of Company/Entity: SPO GLOBAL, INC.
File Number: 921962 ✓ Reservation Number
Type of Document: Cert Of Designation

Check if document is:
Changing Name ______ Changing Registered Agent ______ Changing Stock ______

OTHER DOCUMENT FILING INFORMATION

# of Certified Copies returned: Ø
Other requests ______
Check # ______ Total $ enclosed ______

METHOD OF RETURN

___ Messenger/Pick up
___ Express Service Delivery Select Express Type
Acct# ______
___ Regular Mail
___ Other ______

CREDIT CARD INFORMATION Card Type
(Visa, MasterCard or Discover Card Only)

4135 . 7150 . 0361 . 0568

Expiration Date - 02 / 20 Sec. Code 234

COMMENTS/FILING INSTRUCTIONS

* If over $750 please call before charging the card

2016 FEB 25 PM 4 29

INSTRUCTIONS

1. Visit corp.delaware.gov/ecrmemo.shtml for complete instructions on how to properly complete this memo.
2. Fully shade in the required Priority Square using a dark pencil or marker, staying within the square.
3. Each request must be submitted as a separate item, with its own Filing Sheet as the FIRST PAGE.

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:29 PM 04/26/2016
FILED 04:29 PM 04/26/2016
SR 20162601645 - File Number 921962

CERTIFICATE OF DESIGNATION OF SERIES B CONVERTIBLE PREFERRED STOCK
OF
SPO GLOBAL, INC.

I, OWEN DUKES, President & CEO of SPO Global, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), pursuant to the provisions of DGCL Section 151, hereby make this Certificate of Designation under the corporate seal of the Corporation and hereby states and certifies that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, and Delaware law, the Board of Directors duly adopted the following resolutions:

RESOLVED, that there shall be a series of shares of the Corporation's preferred stock designated as "Series B Convertible Preferred" Stock and that the number of shares of such Series shall be One Million (1,000,000), par value $0.01, and that the rights and preferences of such Series B Convertible Preferred Stock and the limitations and restrictions thereon, shall be as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issuance of a series of Preferred Stock and does hereby establish and fix the number of shares to be included in such series of Preferred Stock and the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of such series of Preferred Stock as follows:

I. DESIGNATION: The series shall be designated as "Series B Convertible Preferred" and shall be fixed at One Million (1,000,000) shares, par value $0.01. per share.

II. DIVIDENDS: The holders of the Series B Convertible Preferred shall not be entitled to receive any dividends.

III. CONVERSION:

(a) Right to Convert. Each share of Series B Convertible Preferred shall be convertible, at the option of the holder thereof, at any time after twelve (12) months from the date of issuance, into a number of shares of fully paid and non-assessable shares of Common Stock based upon the price per share of the common stock, determined based on the average of the closing bid price for the Company's common stock for each of the ten (10) consecutive trading days immediately prior to the date the holder gives notice to the Company of their intent to convert, less a discount of fifty percent (50%) (the "Conversion Ratio").

(b) Mechanics of Conversion. Before any holder shall be entitled to convert, he/she shall surrender the certificate or certificates representing the Series B Convertible Preferred shares to be converted, duly endorsed or accompanied by proper instruments of transfer, at the office of the Company or its transfer agent, and shall give written notice to the Company at such office that he/she elects to convert the same. The Company shall, as soon as practicable after delivery of such certificates, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver to such holder of Series B Convertible Preferred a certificate or certificates for the number of shares of Common Stock to which such holder is entitled as aforesaid and any fractional shares shall be rounded up to one whole share. Such conversion shall be deemed to have been made immediately prior to the close of business on

the date of such surrender of the shares of Series B Convertible Preferred to be converted.

(c) Merger or Reorganization. In case of any consolidation or merger of the Company as a result of which holders of Common Stock become entitled to receive other stock or securities or property, or in case of any conveyance of all or substantially all of the assets of the Company to another Company, the Preferred Stock will automatically convert and holders of Preferred stock will receive the number of shares of stock or other securities or property to which a holder of the number of shares of commons stock of the Company deliverable upon conversion of such Preferred stock would have been entitled upon such consolidation, merger or conveyance.

(d) Adjustments to Conversion Ratio. Unless otherwise set forth by the Board Directors, the Conversion Ratio shall not be affected by a stock dividend or subdivision (stock split) on the Common Stock of the Company, or a stock combination (reverse stock split) or stock consolidation by reclassification of the Common Stock. However, once the Series B Convertible Preferred has been converted to Common Stock, it shall be subject to all corporate actions that affect or modify the common stock.

(e) No Impairment. The Company will not, by amendment of its Articles of Incorporation, amend this Certificate of Designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect the conversion eights of the holders of the Series B Convertible Preferred against impairment.

(f) Common Stock Reserved. The Company shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock, that in its best estimate, as shall from time to time be sufficient to effect conversion of the Series B Convertible Preferred.

IV. LIQUIDATION RIGHTS.

(a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a "Liquidation"), the assets of the Company available for distribution to its stockholders shall be distributed as follows:

(1) The holders of the Series B Convertible Preferred shall be entitled to receive, on equal terms with holders of the other series of Preferred Stock and prior and in preference to any distribution of the assets or surplus funds of the Company to the holders of any other shares of stock of the Company by reason of their ownership of such stock, an amount equal to $1.00 per share with respect to each share of Series B Convertible Preferred.

(2) If upon occurrence of a Liquidation the assets and funds thus distributed among the holders of the Series A Convertible Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed among the holders of the Series B Convertible Preferred ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(3) After payment of the full amounts to the holders of Series B Convertible Preferred as set forth above, any remaining assets of the Company shall be distributed pro rata to the holders of the Preferred Stock and Common Stock (in the case of the Preferred Stock, on an "as converted" basis into Common Stock).

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